AMENDMENT TO AGREEMENT


This Amendment to Agreement is made as of the 14th day of July, 2003 between SuperiorClean, Inc., a Nevada corporation
("SUCN") and Micah Gautier ("Gautier").

1. Paragraph 1 of the Agreement ("Agreement") made as of the twenty-fifth day of February, 2003 between SuperiorClean, Inc., a Nevada corporation ("SUCN") and Micah Gautier ("Gautier") is amended to read as follows:

          $150,000.00, payable as follows:

          1. $5,000 previously paid,
          2. $5,000 paid upon execution.
          3. the remaining $140,000 will be payable in the form of a non interest bearing note due in 90 days after February 25, 2003, the note is extendible for a period of 150 days at the discretion of SUCN.

Gautier owns this stock free and clear of all liens, claims or encumbrances and has the full right and power to sell this stock back to SUCN as contemplated in this Agreement.

2.  Other Terms

The other terms of the Agreement remain in full force and effect.

The foregoing Amendment to Agreement is accepted, approved and agreed to by SuperiorClean, Inc. this 14th day of July, 2003.


SUPERIORCLEAN, INC.


By:


Name: Aldo Rotondi, President


The foregoing Amendment to Agreement is accepted, approved and agreed to by SuperiorClean, Inc. this 14th day of July, 2003.


Micah Gautier



By:


Name:   Micah Gautier